Exhibit 99.2

SEMPRA ENERGY
Table F (Unaudited)
STATEMENTS OF OPERATIONS DATA BY SEGMENT

Three months ended March 31, 2018
(Dollars in millions)	SDG&E	SoCalGas	Sempra Texas Utility	Sempra South American Utilities	Sempra Mexico	Sempra Renewables	Sempra LNG & Midstream	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,055	$1,126	$—	$426	$308	$25	$104	$(82)	$2,962
Cost of sales and other expenses	(641)	(713)	—	(337)	(129)	(21)	(102)	64	(1,879)
Depreciation and amortization	(166)	(135)	—	(14)	(43)	(13)	(11)	(4)	(386)
Other income (expense), net	28	33	—	1	93	—	—	(2)	153
Income (loss) before interest and tax (1)	276	311	—	76	229	(9)	(9)	(24)	850
Net interest (expense) income (2)	(51)	(27)	—	(4)	(15)	(3)	5	(116)	(211)
Income tax (expense) benefit	(56)	(59)	—	(20)	(155)	7	(12)	6	(289)
Equity earnings (losses), net	—	—	15	1	(41)	5	—	—	(20)
Losses (earnings) attributable to noncontrolling interests	1	—	—	(7)	2	21	—	—	17
Earnings (losses)	$170	$225	$15	$46	$20	$21	$(16)	$(134)	$347

Three months ended March 31, 2017
(Dollars in millions)	SDG&E	SoCalGas	Sempra Texas Utility	Sempra South American Utilities	Sempra Mexico	Sempra Renewables	Sempra LNG & Midstream	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,057	$1,241	$—	$412	$264	$22	$132	$(97)	$3,031
Cost of sales and other expenses(3)	(620)	(803)	—	(326)	(121)	(15)	(128)	83	(1,930)
Depreciation and amortization	(163)	(126)	—	(13)	(36)	(9)	(10)	(3)	(360)
Other income, net(3)	22	14	—	3	127	—	1	7	174
Income (loss) before interest and tax (1)	296	326	—	76	234	(2)	(5)	(10)	915
Net interest (expense) income (2)	(49)	(25)	—	(4)	(30)	(3)	6	(58)	(163)
Income tax (expense) benefit	(90)	(98)	—	(19)	(142)	11	(1)	44	(295)
Equity earnings (losses), net	—	—	—	1	(9)	2	1	—	(5)
(Earnings) losses attributable to noncontrolling interests	(2)	—	—	(7)	(5)	3	—	—	(11)
Earnings (losses)	$155	$203	$—	$47	$48	$11	$1	$(24)	$441

(1)
Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.

(2)	Includes interest income, interest expense and preferred dividends.

(3)	As adjusted for the retrospective adoption of ASU 2017-07.